Exhibit 99.1

eBay Inc. Reports Second Quarter 2016 Results

•	Gross Merchandise Volume of $20.9 billion

•	Revenue of $2.2 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.38 and $0.43, respectively, on a continuing operations basis

•	Repurchased $500 million of common stock

•	Board approves additional $2.5 billion stock repurchase authorization

•	Raises full year 2016 revenue and EPS guidance

San Jose, California, July 20, 2016 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered gross merchandise volume (GMV) for the quarter ended June 30, 2016 of $20.9 billion, increasing 6% on a foreign exchange (FX) neutral basis and 4% on an as-reported basis. Revenue for the quarter was $2.2 billion, up 7% on an FX-Neutral basis and 6% on an as-reported basis, driving GAAP net income from continuing operations of $437 million, or $0.38 per diluted share, and non-GAAP net income from continuing operations of $496 million, or $0.43 per diluted share. During the quarter, the company generated $764 million of operating cash flow and $617 million of free cash flow from continuing operations while also repurchasing $500 million of its common stock.

“Q2 was another good quarter where we delivered strong results and had acceleration in growth,” said Devin Wenig, President and CEO of eBay Inc. “We are now one year into executing our strategy to provide the best choice, the most relevance and the most powerful selling platform, and there are signs of momentum in our business. We continue to invest in our platforms to ensure eBay is a global commerce leader for years to come.”

Underlying total eBay Inc. performance, the Marketplace platforms delivered $19.8 billion of GMV and $1.8 billion of revenue in the second quarter. Marketplace revenue was up 3% on an FX-Neutral basis and 1% on an as-reported basis, driven by accelerating GMV growth of 5% on an FX-Neutral basis and 3% on an as-reported basis as well as growth in Marketing Services & Other revenue. StubHub growth accelerated in the quarter, with GMV of $1.1 billion, up 35%, and revenue of $225 million, up 40%, aided by strength across multiple genres and the continued benefit from ongoing product innovation. The Classifieds platforms delivered another quarter of strong performance with revenue of $207 million, up 15%, primarily driven by the Automotive and Real Estate verticals across several key geographies, including Germany and Canada.

In the second quarter, eBay crossed the one billion live listings mark for the first time, underscoring efforts to expand the breadth of selection offered to consumers, while making progress on enhancing its shopping platform to improve discoverability. eBay also recently announced its intent to acquire several companies to strengthen its technology and expand its geographical footprint. Expertmaker, which closed in Q2, and SalesPredict will help contribute to eBay's efforts to build the world's most comprehensive product knowledge base, in addition to furthering capabilities in artificial intelligence and machine learning. TicketBis will strengthen StubHub’s international footprint, and Ticket Utils will provide sellers with enhanced tools to better manage their inventory.

Second Quarter 2016 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2016	2015	Change
eBay Inc.
Net revenues	$2,230	$2,110	$120	6%
GAAP - Continuing Operations
Income from continuing operations	$437	$430	$7	2%
Earnings per diluted share from continuing operations	$0.38	$0.35	$0.03	8%
Non-GAAP - Continuing Operations
Net income	$496	$517	$(21)	(4)%
Earnings per diluted share	$0.43	$0.42	$0.01	2%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin increased to 23.8% for the second quarter of 2016, compared to 20.3% for the same period last year. Non-GAAP operating margin decreased to 29.1% in the second quarter of 2016, compared to 32.1% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the second quarter of 2016 was 16.4%, compared to 22.1% for the second quarter of 2015. The non-GAAP effective tax rate for continuing operations for the second quarter of 2016 was 18.2%, compared to 19.5% for the second quarter of 2015.

•	Cash flow — The company generated $764 million of operating cash flow from continuing operations and $617 million of free cash flow from continuing operations during the second quarter of 2016.

•
Stock repurchase program — The company repurchased approximately $500 million of its common stock, or 20.8 million shares, in the second quarter of 2016. The company's total repurchase authorization remaining as of June 30, 2016 was $0.3 billion.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $10.4 billion as of June 30, 2016.

Business Outlook

•
Third quarter 2016 — The company expects net revenue between $2.16 billion and $2.19 billion, representing FX-Neutral growth of 6% - 7%, with non-GAAP earnings per diluted share from continuing operations in the range of $0.42 - $0.44 and GAAP earnings per diluted share from continuing operations in the range of $0.35 - $0.37.

•
Full year 2016 — The company expects net revenue between $8.85 billion and $8.95 billion, representing FX-Neutral growth of 5% - 6%, with non-GAAP earnings per diluted share from continuing operations in the range of $1.85 - $1.90 and GAAP earnings per diluted share from continuing operations in the range of $1.60 - $1.65.

In July 2016, eBay's board of directors authorized an additional $2.5 billion stock repurchase program, with no expiration from the date of authorization. The stock repurchase program is intended to programmatically offset the impact of dilution from our equity compensation programs and, subject to market conditions and other factors, to make opportunistic repurchases of our common stock to reduce our outstanding share count. Any share repurchases under our stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means at times and in such amounts as management deems appropriate and will be funded from our working capital or other financing alternatives.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2016 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity through Connected Commerce. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2015, eBay enabled $82 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the third quarter and full year 2016 and the future growth in our business. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for our business; changes to the company’s capital allocation or management of operating cash the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of July 20, 2016. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Selim Freiha	ir@ebay.com
Media Relations Contact:	Abby Smith	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2016	December 31, 2015
	(In millions, except par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$2,001	$1,832
Short-term investments	6,085	4,299
Accounts receivable, net	628	619
Other current assets	1,200	1,154
Total current assets	9,914	7,904
Long-term investments	3,541	3,391
Property and equipment, net	1,502	1,554
Goodwill	4,487	4,451
Intangible assets, net	74	90
Other assets	475	365
Total assets	$19,993	$17,755
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	304	349
Accrued expenses and other current liabilities	1,718	1,736
Deferred revenue	116	106
Income taxes payable	68	72
Total current liabilities	2,206	2,263
Deferred and other tax liabilities, net	2,204	2,092
Long-term debt	9,054	6,749
Other liabilities	76	75
Total liabilities	13,540	11,179

Total stockholders' equity	6,453	6,576
Total liabilities and stockholders' equity	$19,993	$17,755

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per share amounts)

Net revenues	$2,230	$2,110	$4,367	$4,171
Cost of net revenues (1)	493	434	970	845
Gross profit	1,737	1,676	3,397	3,326
Operating expenses:
Sales and marketing (1)	622	588	1,160	1,107
Product development (1)	295	232	534	453
General and administrative (1)	218	353	427	655
Provision for transaction losses	64	65	116	134
Amortization of acquired intangible assets	7	10	15	20
Total operating expenses	1,206	1,248	2,252	2,369
Income from operations	531	428	1,145	957
Interest and other, net	(8)	124	(31)	134
Income from continuing operations before income taxes	523	552	1,114	1,091
Provision for income taxes	(86)	(122)	(195)	(212)
Income from continuing operations	$437	$430	$919	$879
Loss from discontinued operations, net of income taxes (2)	(2)	(347)	(2)	(170)
Net income	$435	$83	$917	$709

Income (loss) per share - basic:
Continuing operations	$0.38	$0.35	$0.80	$0.72
Discontinued operations	—	(0.28)	—	(0.14)
Net income per share - basic	$0.38	$0.07	$0.80	$0.58

Income (loss) per share - diluted:
Continuing operations	$0.38	$0.35	$0.79	$0.72
Discontinued operations	—	(0.28)	—	(0.14)
Net income per share - diluted	$0.38	$0.07	$0.79	$0.58

Weighted average shares:
Basic	1,144	1,217	1,151	1,217
Diluted	1,149	1,225	1,159	1,227

(1) Includes stock-based compensation as follows:
Cost of net revenues	$10	$10	$17	$18
Sales and marketing	26	23	47	47
Product development	44	25	75	54
General and administrative	33	57	62	89
	$113	$115	$201	$208
(2) Includes PayPal and eBay Enterprise financial results from April 1, 2015 to June 30, 2015 for Second Quarter. Includes PayPal and eBay Enterprise financial results from January 1, 2015 to June 30, 2015 for the six months ended June 30, 2015.

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Cash flows from operating activities:
Net income	$435	$83	$917	$709
Income from discontinued operations, net of income taxes	2	347	2	170
Adjustments:
Provision for transaction losses	64	65	116	134
Depreciation and amortization	167	174	334	334
Stock-based compensation	113	115	201	208
Gain on sale of investments	(6)	(102)	(6)	(102)
Changes in assets and liabilities, and other, net of acquisition effects	(11)	(136)	(159)	(406)
Net cash provided by continuing operating activities	764	546	1,405	1,047
Net cash provided by (used in) discontinued operating activities (1)	(1)	610	(1)	1,260
Net cash provided by operating activities	763	1,156	1,404	2,307
Cash flows from investing activities:
Purchases of property and equipment	(147)	(201)	(305)	(297)
Purchases of investments	(2,193)	(930)	(5,128)	(3,350)
Maturities and sales of investments	1,489	1,933	3,519	3,952
Other	(47)	(2)	(59)	(3)
Net cash provided by (used in) continuing investing activities	(898)	800	(1,973)	302
Net cash used in discontinued investing activities (1)	—	(2,497)	—	(2,723)
Net cash used in investing activities	(898)	(1,697)	(1,973)	(2,421)
Cash flows from financing activities:
Proceeds from issuance of common stock	45	108	52	146
Repurchases of common stock	(500)	—	(1,501)	(1,000)
Excess tax benefits from stock-based compensation	3	20	4	40
Tax withholdings related to net share settlements of restricted stock units and awards	(69)	(129)	(77)	(180)
Proceeds from issuance of long-term debt, net	—	—	2,216	—
Repayment of debt	(6)	—	(6)	—
Other	(10)	—	(3)	—
Net cash provided by (used in) continuing financing activities	(537)	(1)	685	(994)
Net cash provided by discontinued financing activities (1)	—	8	—	16
Net cash provided by (used in) financing activities	(537)	7	685	(978)
Effect of exchange rate changes on cash and cash equivalents	(13)	48	53	(249)
Net increase (decrease) in cash and cash equivalents	(685)	(486)	169	(1,341)
Cash and cash equivalents at beginning of period	2,686	5,473	1,832	6,328
Cash and cash equivalents at end of period	2,001	4,987	2,001	4,987
Less: Cash and cash equivalents of discontinued operations	—	2,578	—	2,578
Cash and cash equivalents of continuing operations at end of period	$2,001	$2,409	$2,001	$2,409
(1) Includes PayPal and eBay Enterprise financial results from April 1, 2015 to June 30, 2015 for Second Quarter. Includes PayPal and eBay Enterprise financial results from January 1, 2015 to June 30, 2015 for the six months ended June 30, 2015.

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace	$1,521	$1,500	$1,584	$1,459	$1,524
Current quarter vs prior year quarter	—%	(2)%	(5)%	(5)%	(3)%
Percent from international	62%	61%	63%	62%	62%
StubHub	225	177	232	200	161
Current quarter vs prior year quarter	40%	34%	34%	17%	8%
Percent from international	1%	2%	1%	2%	2%
Total net transaction revenues	1,746	1,677	1,816	1,659	1,685
Current quarter vs prior year quarter	4%	1%	(1)%	(3)%	(2)%
Percent from international	54%	55%	55%	54%	56%

Marketing services and other revenues:
Marketplace	277	274	326	266	251
Current quarter vs prior year quarter	10%	17%	4%	—%	(5)%
Percent from international	46%	44%	47%	44%	47%
Classifieds	207	186	183	178	180
Current quarter vs prior year quarter	15%	15%	2%	(3)%	(4)%
Percent from international	100%	100%	100%	100%	100%
Corporate and other	—	—	(3)	(4)	(6)
Total marketing services and other revenues	484	460	506	440	425
Current quarter vs prior year quarter	14%	17%	4%	(2)%	(6)%
Percent from international	69%	67%	66%	67%	70%

Total net revenues	$2,230	$2,137	$2,322	$2,099	$2,110
Current quarter vs prior year quarter	6%	4%	—%	(2)%	(3)%

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions, except percentages)
Active Buyers (1)	164	162	162	159	157
Current quarter vs prior year quarter	4%	4%	5%	5%	6%

Gross Merchandise Volume (2)
Marketplace	$19,790	$19,581	$20,676	$18,674	$19,273
Current quarter vs prior year quarter	3%	1%	(1)%	(3)%	(2)%
StubHub	$1,060	$869	$1,184	$927	$788
Current quarter vs prior year quarter	35%	29%	30%	10%	1%
Total GMV	$20,850	$20,450	$21,860	$19,601	$20,061
Current quarter vs prior year quarter	4%	1%	—%	(2)%	(2)%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2016
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Diluted EPS from continuing operations	$0.35 - $0.37	$0.42 - $0.44

Twelve Months Ending
December 31, 2016
	GAAP	Non-GAAP (b)
(In millions, except per share amounts)
Diluted EPS from continuing operations	$1.60 - $1.65	$1.85 - $1.90

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2016, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $10 - $15 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $105 - $115 million as well as the related tax impact.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2016, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $35 - $45 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $420 - $440 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the planned separation of our eBay and PayPal business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses that are related to the separation of our eBay and PayPal businesses into separate publicly traded companies. These consist primarily of third-party consulting fees, legal fees, employee retention payments, tax indemnifications and other expenses related to the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(In millions, except percentages)
GAAP operating income	$531	$428	$1,145	$957
Stock-based compensation expense and related employer payroll taxes	120	125	209	225
Amortization of acquired intangible assets within cost of net revenues	4	6	8	12
Amortization of acquired intangible assets within operating expenses	7	10	15	20
Separation	—	89	(1)	119
Restructuring and acquisition related	—	3	—	62
Other significant gains, losses or charges	(13)	17	(13)	17
Total non-GAAP operating income adjustments	118	250	218	455
Non-GAAP operating income	$649	$678	$1,363	$1,412
Non-GAAP operating margin	29.1%	32.1%	31.2%	33.9%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(In millions, except percentages)
GAAP income from continuing operations before income taxes	$523	$552	$1,114	$1,091
GAAP provision for income taxes	(86)	(122)	(195)	(212)
GAAP net income from continuing operations	$437	$430	$919	$879
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	118	250	218	455
Gains or losses on investments	(35)	(160)	(35)	(170)
Tax effect of non-GAAP adjustments	(24)	(3)	(56)	(61)
Non-GAAP net income from continuing operations	$496	$517	$1,046	$1,103

Diluted net income from continuing operations per share:
GAAP	$0.38	$0.35	$0.79	$0.72
Non-GAAP	$0.43	$0.42	$0.90	$0.90
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,149	1,225	1,159	1,227

GAAP effective tax rate - Continuing operations	16%	22%	18%	19%
Tax effect of non-GAAP adjustments to net income from continuing operations	2%	(3)%	1%	1%
Non-GAAP effective tax rate - Continuing Operations	18%	19%	19%	20%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(In millions)		(In millions)
Net cash provided by continuing operating activities	$764	$546	$1,405	$1,047
Less: Purchases of property and equipment	(147)	(201)	(305)	(297)
Free cash flow from continuing operations	$617	$345	$1,100	$750

*Presented on a continuing operations basis